UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 8, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: December 8, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary

Pivotal Positioned to Re-Establish Leadership in the Mid-Enterprise CRM Market

Strategic move to create long term financial strength and stability

Vancouver, B.C. — December 8, 2003 — Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), today announced that its proposed strategic combination with CDC Software (“CDC”), a wholly owned subsidiary of chinadotcom (Nasdaq: CHINA), will position Pivotal to re-establish its leadership position in the mid-enterprise CRM market. The terms of the definitive agreement were announced in a press release earlier today. This transaction is expected to close before the end of February 2004, subject to the approval of Pivotal’s shareholders and the Supreme Court of British Columbia, as well as customary closing conditions. Pivotal also announced that, following the closing of the transaction, it expects to accelerate investments in its growth including increasing technical support headcount by up to 40 percent, resuming the expansion of its R&D headcount, resuming its acquisition program, expanding distribution capabilities in Asia through CDC Software, and increasing marketing spending by up to 200 percent.

“We are thrilled at the prospect of becoming a part of CDC Software,” said Bo Manning, president and CEO, Pivotal. “We expect that this proposed strategic combination will re-establish Pivotal as the clear leader in the mid-enterprise market. We feel that no other vendor will meet all the key criteria for leadership in this market segment: exclusive focus on the unique needs of mid-sized enterprises; long-term financial stability; a broad application suite; a powerful, yet highly flexible Web-based architecture; large-scale R&D operations; low-cost professional services; flexible pricing and deployment options; a large, highly satisfied customer base; a customer-focused collaborative culture; and a commitment to drive product innovation in a way that matches the distinct needs of mid-sized enterprises around the world.”

Pivotal will operate as a distinct business unit within CDC Software. The Pivotal strategy, brand, architecture, cross industry applications, vertical applications, partners, people and management team will form the foundation of this business unit. According to Peter Yip, CEO of chinadotcom, the parent company of CDC Software, “We are focusing on enterprise software and mobile applications globally, including CRM, ERP, SCM and BI. Pivotal will be the cornerstone of our CRM strategy, and we anticipate that the acquisition will prove accretive for the combined entity. As Pivotal has in the past, we will focus on mid-sized enterprises around the world across multiple industries. This announcement, along with our planned acquisition of Ross Systems, and our acquisitions of IMI and Executive Suite, demonstrates that we are making great progress in the execution of our software strategy.”

As the cornerstone of CDC Software’s CRM strategy, Pivotal will drive accretive benefits to the chinadotcom group, particularly as it implements its post-closing initiatives. As part of CDC Software, Pivotal will benefit in five distinct ways — Pivotal will be able to:

•	Provide long-term financial stability to its prospects, customers, and partners
•	Continue to aggressively and strategically invest in its future, including increasing investments in product, marketing, sales reps, and services as well as recommencing its acquisition program
•	Cross-sell Pivotal solutions into CDC’s soon to be more than 1,600 other customers
•	Continue to aggressively build its Asian business by leveraging CDC’s established distribution capability
•	Augment its offshore capabilities in India by accessing chinadotcom’s cost-effective India and China-based offshore resources

CDC Software is a wholly owned subsidiary of chinadotcom, a leading enterprise software and mobile applications company globally. chinadotcom provides Pivotal with significant financial support with its profitable and growing operations; a $363 million cash position as of September 30, 2003; and an $830 million market capitalization as of December 4, 2003.

Forward Looking Statements:

     This press release contains forward-looking statements concerning the pending transaction with chinadotcom and CDC, the anticipated benefits of the transaction to Pivotal if it is completed, initiatives proposed by Pivotal and Pivotal’s expectations as to its position in the mid-enterprise software market. Forward-looking statements are not statements of historical fact, and actual events or results may differ materially from those anticipated by Pivotal and described in the forward-looking statements, as the result of a variety of risks, uncertainties and other factors; including, without limitation, the risk that CDC may not perform its obligations under its agreement with Pivotal; that conditions to the closing of the acquisition may not be satisfied; that one or more third parties may make competing acquisition proposals, commence litigation, or take other action to seek to delay or prevent closing of the acquisition; that planned business initiatives could be delayed or cancelled or could prove ineffective; that Pivotal may not realize the expected benefits to its business from the acquisition due to competition, introduction by competitors of new products or technologies or pricing or initiatives, the possible emergence of post acquisition integration problems with CDC, and that Pivotal’s business may be adversely affected by conditions in the market for software products and services or the world or North American economy generally. Pivotal assumes no obligation to update forward-looking statements to reflect future events.

Investor Contact:	Press Contact:

Divesh Sisodraker (604) 699-8009 dsisodraker@pivotal.com	Leslie Castellani (604) 699-8151 lcastellani@pivotal.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.